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                                                                   EXHIBIT 10.32











                            ASSET PURCHASE AGREEMENT,


                                     BETWEEN


                       AMERICAN TEMPORARY SANITATION, INC.


                                       AND


                         P.W. STEPHENS RESIDENTIAL, INC.










                             DATED DECEMBER 4, 1998




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                            ASSET PURCHASE AGREEMENT

         This Agreement ("Agreement") is made as of this 4th day of December, 1998, between AMERICAN TEMPORARY SANITATION, INC., a New York corporation, whose address is 17 Reardon Road, Queensbury, NY 12804 ("Purchaser"), and P.W. STEPHENS RESIDENTIAL, INC., a California corporation, whose address is 15201 Pipeline Lane, Suite B, Huntington Beach, CA 92649, ("Seller"). Purchaser and Seller are collectively sometimes referred to in this Agreement as "Parties" or, individually, as a "Party".

                                  INTRODUCTION

         WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, substantially all of the assets of Seller used in the [industrial services business] conducted by the Seller as of the date hereof (the "Business"), which sale and purchase shall hereinafter be referred to as the "Acquisition";

         NOW THEREFORE, in consideration of the following representations, warranties, covenants and agreements, the parties agree as follows:

                                   DEFINITIONS

         "Accounts Receivable" means the accounts receivable of the Business as of the Closing Date, including work in progress that has been accrued but not yet invoiced as of the Closing Date, as shown on the Accounts Receivables Schedule.

         "Accounts Receivable Schedule" means the schedule of the Seller's accounts receivable as of the Closing Date to be delivered by Seller to the Purchaser pursuant to Section 2.4.

         "Acquisition" has the meaning set forth in the preface above.

         "Acquisition Proposal" means any proposal for a merger, consolidation or other business combination involving the Seller for the acquisition or purchase of any equity interest in or material portion of the assets of the Seller, other than the transactions with Purchaser contemplated by this Agreement.

         "Adjustment Amount" has the meaning set forth in Section 2.3.1 below.

         "Adverse Consequences" has the meaning set forth in Section 4.1.1 below.

         "Assets" has the meaning set forth in Section 2.1 below.

         "Assumed Liabilities" has the meaning set forth in Section 3.1.6 below.

         "Benefit Plan" has the meaning set forth in Section 5.1.14 below.

         "Bill of Sale" has the meaning set forth in Section 2.8.1 below.



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         "Business" has the meaning set forth in the preface above.

         "Business Data" has the meaning set forth in Section 2.1.7 below.

         "Cash Consideration" has the meaning set forth in Section 2.3.

         "Closing Date" has the meaning set forth in Section 1.1 below.

         "Completed Project" means a project in which, as of the Closing Date, the Company has within the one-year period immediately preceding the Closing, completed all services required to be performed thereunder and that has been closed out and fully invoiced.

         "Contract Value" means the amount (including expenses) that each party with whom the Seller is engaged in a Project is required to pay to the Seller upon completion of such Project, as set forth on the Job Summary Schedule.

         "Contracts" as the meaning set forth in Section 2.1.3 below.

         "Encumbrances" means all liens, security interests, pledges, mortgages, deeds of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, privileges, equities, easements, rights of way, limitations, reservations, restrictions, and other encumbrances of any kind or nature.

         "Environmental Laws" means: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. sec 9601 et seq., the Resource Conservation and Recovery Act, 42. U.S.C. sec 6901 et seq., the Clean Water Act, 33 U.S.C. sec 1251 et seq., the Clean Air Act, 42 U.S.C. sec 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sec 2601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sec 136; the Occupational Safety and Health Act, 29 U.S.C. sec 651 et seq. ("OSHA"); the Pollution Prevention Act, 42 U.S.C. sec 13101 et seq.; the Oil Pollution Act, 33 U.S.C. sec 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec 300 et seq.; and
(ii) national, state, regional and local counterparts to any of the foregoing statutes, both within and outside the U.S.; (iii) national, state, regional and local enactments which regulate or address Environmental Matters, both within and outside of the U.S.; and, (iv) regulations, codes, plans, orders, decrees, judgments, notices guidelines, authoritative interpretations or demands issued, entered, promulgated or approved under any of the foregoing.

         "Environmental Matters" means all matters relating in any way to (i) soil, air and water and groundwater pollution or contamination, including without limitation, any on-site or off-site pollution or contamination; (ii) damages to the natural environment or natural resources; (iii) releases or discharges of waste, Hazardous Materials, or pollutants or contaminants; (iv) occupational health and safety; or (v) the generation, transport, storage, recycling or disposal of Hazardous Materials or wastes (including, without limitation, garbage, refuse, slag, sludge and other discarded materials, whether solid, liquid, semisolid or gaseous and whether on-site or off-site).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Hazardous Materials" means those elements, compounds and substances identified in any of the Environmental Laws as "hazardous materials", "hazardous substances", or "hazardous wastes", as well as any other elements, compounds or substances which are listed or identified as "pollutants",

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"contaminants", "hazardous" or "toxic" (or by other terms of similar meaning)
under any of the Environmental Laws. The term "Hazardous Materials" specifically includes, without limitation, radioactive materials, petroleum products and asbestos.

     "Indemnifying Party" has the meaning set forth in Section 4.2 below.

     "Intellectual Property" means all of the Seller's rights to the names under which it is incorporated or under which it currently conducts its business, and all of the Seller's rights to any patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, logos, copyrights and written know-how, trade secrets, licenses and sublicenses and all similar proprietary data and the goodwill associated therewith.

     "Inventory and Supplies" has the meaning set forth in Section 2.1.5 below.

     "Job Summary Schedule" means the schedule of Projects and their related Contract Values, Recognized Billings and Recognized Costs to be delivered by the Seller to the Purchaser three days before the Closing Date in accordance with Section 2.5.

     "Leased Properties" has the meaning set forth in Section 2.1.3 below.

     "Licenses and Permits" has the meaning set forth in Section 2.1.6 below.

     "Material" means any amount, effect, changed circumstance or condition significant or substantive to the business, operations, assets or financial condition or results of operations of the Party or Parties at issue, unless such amount, effect, changed circumstance or condition is due to general changes in the economy or the general industry in which the Party at issue operates.

     "Ongoing Project" means a project that is not a Completed Project and for which the Seller has incurred Recognized Billings and Recognized Costs, but has not received the entire Contract Value therefor.

     "Personal Property" has the meaning set forth in Section 2.1.2 below.

     "Project" means any project that has been assigned a job number in the Company's accounting system and in which the Seller is performing services pursuant to the Business as of the date of the Job Summary Schedule, all of which are set forth on the Job Summary Schedule.

     "Properties" has the meaning set forth in Section 2.1.3 below.

     "Purchase Price" means an amount equal to the Cash Consideration and the initial principal amounts of the Secured Note.

     "Purchaser" has the meaning set forth in the preface above.

     "Real Property" has the meaning set forth in Section 2.1.1 below.

     "Recognized Billings" means the amount of revenue, calculated in accordance with the Seller's accounting procedures recognized on the Job Summary Schedule, with respect to each Project.


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         "Recognized Costs" means the amount of Seller's costs, calculated in accordance with Seller's accounting procedures, recognized on the Job Summary Schedule with respect to each Project.

         "Retained Assets" has the meaning set forth in Section 2.2 below.

         "Secured Note" has the meaning set forth in Section 2.3 below.

         "Seller" has the meaning set forth in the preface above.

         "Title Policy" has the meaning set forth in Section 3.2 below.

         "Transaction Documents" means this Agreement, the Secured Note, the Security Agreement-Pledge and the Employment Agreements.

1.       CLOSING

         1. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place on a date mutually acceptable to Seller and Purchaser no later than 30 days after all of the conditions precedent described in Sections 10 and 11 hereof have been satisfied or waived (the "Closing Date"), but in no event shall the Closing be later than December 31, 1998. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of__________.

2.       PURCHASE, SALE AND RELATED MATTERS

         2.1. Assets. At Closing, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, all of Seller's assets (the "Assets"), including, but not limited to, the following assets:

                  2.1.1. Real Property. The real property set forth in Schedule
         2.1.1 together with all buildings, improvements, easements, restrictions and fixtures relating thereto (collectively, the "Real Property");

                  2.1.2. Machinery and Equipment. All machinery, equipment, vehicles, furniture, office equipment, computers and computer accessories, spare parts and all other items of tangible personal property owned or used (but excluding leased personal property) by Seller in the Business, including without limitation those items set forth in Schedule 2.1.2 (collectively, the "Personal Property");

                  2.1.3. Contracts and Leased Properties. To the extent transferable or assignable, without further consideration, the contracts, purchase orders, leases, lease improvements, noncompete agreements, vendor approvals, confidentiality agreements, insurance policies, performance bonds, claims, benefits under all liens, warrants and guarantees, bids and proposals (whether or not awarded), work in progress and other agreements associated with the Business, including without limitation those set forth in Schedule 2.1.3 (collectively, the "Contracts"). Schedule 2.1.3 also identifies all leases of real property used or occupied by Seller (the "Leased Properties"; the Real Property and Leased Properties are collectively referred to in this Agreement as the "Properties");


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                  2.1.4. Intellectual Property. The Intellectual Property and
         associated licenses and sublicenses used by the Seller and Seller's rights to the Intellectual Property, all material items of which are listed on Schedule 2.1.4, remedies against infringements of the Intellectual Property, and rights to protection of the Intellectual Property under the laws of all jurisdictions;

                  2.1.5. Inventory and Supplies. To the extent owned by Seller, all work-in-process, inventory, materials, finished products, supplies (including marketing materials and brochures), and packaging supplies, including, without limitation, those set forth in Schedule 2.1.5 (collectively, the "Inventory and Supplies");

                  2.1.6. Licenses and Permits. To the extent transferable, all governmental licenses, permits, authorizations and approvals, franchises, consents, filings and applications for any of the foregoing, used by Seller in the Business, including without limitation those set forth in Schedule 2.1.6 (collectively, the "Licenses and Permits");

                  2.1.7. Business Data. All information, documents and records (such as customer files, pricing data and supplier data) used by Seller in connection with the Business or used in connection with any of the Assets (collectively, the "Business Data");

                  2.1.8. Accounts Receivable. The accounts receivable of the Business as of the Closing Date as shown on the Accounts Receivable Schedule;

                  2.1.9. Lock Boxes. To the extent transferable, any and all lock-boxes of Seller, all of which are listed on Schedule 2.1.9;

                  2.1.10. Tax and Accounting Records. All tax and accounting records and files relating to the Business;

                  2.1.11. Personnel Files. All personnel files and records related to any employee of Seller who gives permission to Seller to transfer such records to Purchaser;

                  2.1.12. Prepaid Expenses. The expenses of the Seller and the Business, to the extent pre-paid as of the Closing, including, but not limited to, pre-paid taxes, pre-paid rent, pre-paid service contracts, and pre-paid miscellaneous expenses;

                  2.1.13. Cash. All cash;

                  2.1.14. Other Assets. All other assets shown on the worksheet attached as Schedule 2.1.14., and all of the additional privileges, rights, interests, properties and assets of the Seller of every kind and description and wherever located that are used in the Business or intended for use in the Business in connection with, or that are necessary for the continued conduct of, the Business.

         2.2. Retained Assets. Seller shall retain all right, title and interest in and to the following assets (collectively, the "Retained Assets"), all of which are itemized on Schedule 2.2.

                  2.2.1. Tax Refunds and Other Credits. All tax refunds, insurance proceeds and credits



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attributable to the Business before the Closing Date or resulting from the consummation of the transactions contemplated herein;

         2.2.2 Personnel Files. All personnel files and records related to any employee of Seller who does not give permission to provide such records to Purchaser;

         2.2.3 Employee Benefit Plans. All right, title, or interest in any employee benefit plan of Seller;

         2.2.4 Corporate Charter and Related Documents. The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

         2.2.5 Lawsuits. All records relating to pending lawsuits to which Seller is a party (provided that copies of non-privileged material and that relate to or involve the Business shall, upon request, be furnished to Purchaser);

         2.2.6 Property Unrelated to the Business. All owned or leased real and personal property that is not associated with the Business, together with all of the structures, fixtures and improvements located thereon;

         2.2.7 Purchase Price. The consideration to be delivered to Seller pursuant to this Agreement.

         2.2.8 Seller's Contractual Rights. Any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and the Purchaser on the other hand entered into on or after the date of this Agreement); and,

         2.2.9 Assets Unrelated to the Business. Every other asset that is not an Asset relating to the Business.

     2.3 Purchase Price. As consideration for the Assets, the Purchaser shall pay to the Seller $2,400,000. The Purchase Price shall be adjusted after the Closing in accordance with Section 2.3.1 by adding the Adjustment Amount to the Purchase Price.

         2.3.1 Adjustment Amount. The Adjustment Amount (which may be a positive or negative number) will be equal to (a) Accounts Receivable less
     i) allowance for bad debt and ii) Accounts Payable, minus (b) $1,250,000.

     2.4 Uncollectible Accounts Receivable. At the Closing, Seller shall deliver to the Purchaser the Accounts Receivable Schedule, which shall show the Accounts Receivable of the Business as of the Closing Date, along with a breakdown of all invoiced Accounts Receivable and all accrued Accounts Receivable that have not been invoiced.

         2.4.1 With respect to any Accounts Receivable on the Accounts Receivable Schedule that relate to Completed Projects, if any such Accounts Receivable prove to be uncollectible


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         within 120 days of the Closing Date, the Purchaser shall assign such
         Accounts Receivable to the Seller or its designee and the principal amount of the Purchase Price shall be reduced by the amount, if any, by which the amount of such Accounts Receivable exceeds the accrual for bad debts as of the Closing Date.

                  2.4.2. With respect to any other Accounts Receivable on the Accounts Receivable Schedule: (i) if any such Accounts Receivable prove to be uncollectible within 120 days of the later of the invoice date or the Closing Date; and, (ii) if the collectibility of such Accounts Receivable shall not have been adversely affected by the act or omission of the Purchaser on or after the Closing, the Purchaser shall assign such Accounts Receivable to the Seller or its designee and the principal amount of the Purchase Price will be reduced by the amount, if any, by which the amount of such Accounts Receivable exceeds the accrual for bad debts as of the Closing Date.

                  2.4.3. The total of all reductions in the principal amount of the Purchase Price pursuant to sections 2.4.1 and 2.4.2 above, the Seller shall pay to the Purchaser the amount by certified or bank check within 30 days of receiving Purchaser's invoice for such amount accompanied by an assignment of the Accounts Receivable in question.

         2.5. Recognized Costs. No less than three days before the Closing, the Seller shall deliver to the Purchaser a schedule (the "Job Summary Schedule") setting forth, with respect to each Project, the Contract Value, the Recognized Costs, and the identification of the Project as a Completed Project or an Ongoing Project.

                  2.5.1. With respect to each Completed Project, if there are costs attributable to such Completed Project in excess of the Recognized Costs set forth on the Job Summary Schedule, the Purchaser shall provide to Seller documentation substantiating such costs and the principal amount of the Purchase Price shall be reduced by the amount of such costs; provided, however, that there shall be no adjustment of the principal amount of the Purchase Price until the aggregate amount of such costs for all Completed Projects exceeds $10,000. If and when the aggregate amount of such costs for all Completed Projects exceeds $10,000, the principal amount of the Purchase Price shall be reduced by the amount of the total of all such costs.

                  2.5.2. With respect to each Ongoing Project, if there are costs that were incurred before the date of the Job Summary Schedule attributable to such Ongoing Project in excess of the Recognized Costs set forth on the Job Summary Schedule, the Purchaser shall provide to Seller documentation substantiating such costs and the principal amount of the Purchase Price shall be reduced by the amount of such costs; provided, however, that there shall be no adjustment of the principal amount of the Purchase Price until the aggregate amount of such costs for all Ongoing Projects exceeds $10,000. If and when the aggregate amount of such costs for all Ongoing Projects exceeds $10,000, the principal amount of the Purchase Price shall be reduced by the amount of the total of all such costs.

                  2.5.3. The total of all reductions in the principal amount of the Purchase Price pursuant to Sections 2.5.2 and 2.5.3 above, the Seller shall pay to the Purchaser the excess amount by certified or bank check within 30 days of receiving Purchaser's invoice for such amount accompanied by the substantiating documentation.



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     2.6.  Allocation of the Purchase Price. Seller and Purchaser shall use their best efforts to agree, within 90 days of the Closing Date, to an allocation of the Purchase Price (together with liabilities assumed hereunder and other relevant items) among the Assets. Seller and Purchaser represent, warrant and agree that such allocation will be determined through arm's length negotiations. If the Parties are unable to agree on the allocation, the allocation shall be determined by an independent accounting firm acceptable to Purchaser and Seller, such agreement not to unreasonably withheld, conditioned or delayed, whose resolution shall be binding and enforceable against the Parties hereto. Such allocation will comply with the requirements of Section 1060 of the Code. Purchaser will prepare IRS Form 8594 for Seller's review and comment. Seller and Purchaser each agrees that, to the extent permitted by applicable law, it will adopt and use the amounts allocated to each asset or class of assets for purposes of all Federal, state and other income Tax returns or reports of any nature filed by it, and that it will not voluntarily take any position inconsistent therewith upon examination of any such Tax returns or reports, in any claim for refund, in any litigation or otherwise with respect to such Tax returns or reports. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

     2.7. Further Assurances. At the Closing, and from time to time after the
Closing:

          2.7.1. Conveyance Documents. At the request of Purchaser, and without further consideration, Seller shall promptly execute and deliver to Purchaser such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Purchaser to sell, convey, assign and transfer to and vest in Purchaser or to put Purchaser in possession of the Assets;

          2.7.2. Assumption Documents. At the request of Seller and without further consideration, Purchaser shall promptly execute and deliver to Seller such certificates and other instruments of assumption, and take such other action, as may reasonably be requested by Seller more effectively to confirm and carry out the assumption by Purchaser of the obligations of Seller assumed by Purchaser hereunder.

          2.7.3. Consents and Related Matters. To the extent that any consents, waivers or approvals necessary to convey items of Assets to Purchaser are not obtained before the Closing, Seller shall use its reasonable best efforts to:

               2.7.3.1. Benefits of Assets. Provide to Purchaser, at the request of Purchaser, the benefits of any such Asset;

               2.7.3.2. Cooperation. Cooperate in any reasonable and lawful arrangement, approved by Purchaser, designed to provide such benefits to Purchaser; and

               2.7.3.3. Exercise of Rights. Enforce and perform, at the request and expense of Purchaser, and for the liability and account of Purchaser, any rights or obligations of Seller arising from any such Asset against or in respect of any third person (including a government or governmental unit), including the right to elect to terminate any contract, arrangement or agreement in accordance with the terms thereof upon the advice of Purchaser;

     2.8. Instruments of Conveyance, Transfer, Assumption, Etc. Seller shall properly execute



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and deliver to Purchaser at the Closing:

                  2.8.1. Bill of Sale. The Bill of Sale, substantially the form of Exhibit B, evidencing the sale of the Assets to the Purchaser, assigning to the Purchaser the assignable Contracts, the assignable leases for the Leased Properties, and the Licenses and Permits, and transferring to Purchaser all of Seller's right, title and interest in and to the Intellectual Property included in the Assets.

                  2.8.2. Deeds. Deeds in the form of Exhibit C; and,

                  2.8.3. Other. Such other necessary documents as Purchaser may reasonably request.

         2.9. Risk of Loss. The risk of loss or damage to all Assets shall remain with Seller until consummation of the Closing.

3. CERTAIN LIABILITIES

         3.1. Liabilities Assumed. At the Closing, and on and subject to the terms and conditions of this Agreement, the Purchaser shall assume and become responsible for only the following liabilities:

                  3.1.1. Accounts Payable. Seller's accounts payable as of the Closing, including purchase orders issued in the ordinary course of business, but not yet booked as an account payable as of the Closing Date;

                  3.1.2. Unpaid Taxes. All liabilities of Seller for unpaid taxes with respect to periods after the Closing;

                  3.1.3. Employees. All liabilities and obligations for all periods as of and after the Closing Date with respect to Seller's employees who become employed by Purchaser, including all liabilities and obligations with respect to such employees for disability or workers' compensation claims, that arise out of incidents occurring after the Closing Date, it being understood that the Seller will retain all liabilities and obligations for all periods before the Closing Date with respect to Seller's employees, including all liabilities and obligations with respect to such employees for disability or workers' compensation claims that arose out of events occurring before the Closing Date;

                  3.1.4. Liabilities Relating to the Assets. Other than the liabilities and obligations identified on Schedule 3.1.4, all liabilities and obligations of Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Assets;

                  3.1.5. Environmental Liabilities. All liabilities relating to Environmental Matters arising out of acts or omissions occurring as of or after the Closing Date; it being understood that the Seller will remain obligated for any liabilities relating to Environmental Matters arising out of acts or omissions occurring before the Closing Date.

                  3.1.6. Other. All other liabilities and obligations of Seller or the Business arising as of or after the Closing (collectively, and together with amounts described in Section 3.2, the "Assumed Liabilities").

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         3.2. Transfer Taxes and Expenses. Purchaser assumes liability for and shall pay all sales, use, privilege and other transfer or similar Taxes imposed on it by law as a result of the transactions contemplated hereby. Purchaser shall pay all recording fees and costs, and all transfer taxes or revenue stamps incidental to the recordation of the deed(s) conveying the Real Property. Seller shall pay all survey costs and Purchaser shall pay all title commitment (the "Title Policy") and title insurance premiums in connection with the Real Property.

4. INDEMNIFICATION AND RELATED COVENANTS.

         4.1. Indemnification.

                  4.1.1. Indemnification by the Seller. Seller shall indemnify the Purchaser from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses (collectively, "Adverse Consequences") that the Purchaser shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Purchaser shall suffer after the end of any applicable survival period) caused by: (i) Seller's breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) any liability of Seller that is not an Assumed Liability (including any liability of Seller that becomes a liability of the Purchaser under any bulk transfer law of any jurisdiction, under any common law doctrine of defacto merger or successor liability (including, but not limited to ERISA), or otherwise by operation of law); provided, however, that Seller shall not have any obligation to indemnify the Purchaser under this Section 4.1.1:

                           4.1.1.1. Deductible. Until the Purchaser has suffered
                  Adverse Consequences by reason of all such breaches in excess of a $10,000 aggregate deductible (after which point Seller will be obligated only to indemnify the Purchaser from and against further such Adverse Consequences); or,

                           4.1.1.2. Limits on Indemnification. To the extent the
                  Adverse Consequences the Purchaser has suffered by reason of all such breaches exceeds a ceiling equal to the Purchase Price (after which point Seller will have no obligation to indemnify the Purchaser from and against further such Adverse Consequences).

                  4.1.2. Indemnification by Purchaser. Purchaser shall indemnify Seller from and against any and all Adverse Consequences Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences Seller shall suffer after the end of any applicable survival period) arising from or relating to Purchaser's breach any of its representations, warranties, covenants or agreements contained in this Agreement; any Assumed Liability; or, the Business or the Assets (other than those matters for which Seller shall indemnify Purchaser under Section 4.1.1 above); provided, however, that Purchaser shall not have any obligation to indemnify the Seller under this
         Section 4.1.2:

                           4.1.2.1. Deductible. Until the Seller has suffered
                  Adverse Consequences by reason of all such breaches in excess of a $10,000 aggregate deductible (after which point Purchaser will be obligated only to indemnify the Seller from and against further such Adverse Consequence);

                           4.1.2.2. Limitation on Indemnification. To the extent
                  the Adverse Consequences the Seller has suffered by reason of all such breaches exceeds a ceiling equal to the Purchase Price (after which point Purchaser will have no obligation to indemnify the Seller from and against further such Adverse Consequences).

         4.2. Indemnification Procedure. If any Party hereto discovers or otherwise become aware of a claim with respect to which a claim for indemnification may be made pursuant to Sections 4.1.1 or 4.1.2 of this Agreement (including any third party claim) (the "Indemnified Party"), such Indemnified Party shall give written notice to the other Party (the "Indemnifying Party"), specifying such claim; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of any obligations hereunder to the extent the Indemnifying Party is not Materially prejudiced thereby. Further, promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4, such Indemnified Party shall, if a claim in respect thereof is to be made against any Indemnifying Party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of any obligations hereunder to the extent the Indemnifying Party is not Materially prejudiced thereby. In case any such action is brought against an Indemnified Party, the Indemnifying Party shall assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after such notice from the Indemnifying Party to such Indemnified Party of its assumption of the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the Indemnifying Party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such Indemnified Party. An Indemnifying Party who does not assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such Indemnifying Party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the Indemnified Party will be entitled to select its own counsel and assume the defense of any action brought against it if the Indemnifying Party fails to select counsel reasonably satisfactory to the Indemnified Party, the expenses of such defense to be paid by the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim. No Indemnified Party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an Indemnifying Party, without the consent of such Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All costs and expenses to be paid by an Indemnifying Party on behalf of an Indemnified Party shall be paid on a current basis as incurred.

         4.3. Determination of Adverse Consequences. The Purchaser and Seller shall make appropriate adjustments for insurance coverage in determining Adverse Consequences for purposes of this Section 4. All indemnification payments made by the Seller under this Section 4 shall be deemed adjustments to the Purchase Price.

         4.4. Exclusive Remedy. The Purchaser and Seller acknowledge and agree that other than as set forth in Sections 2.4 and 2.5, the foregoing indemnification provisions in this Section 4 shall be the exclusive remedy of the Purchaser and Seller with respect to the transactions contemplated by this Agreement.

                  4.5. Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement, other than the representations and warranties of the Seller contained in Sections 5.1.13 and 5.1.14, shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. The representations and warranties of the Seller contained in Sections
         5.1.13 and 5.1.14 of this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the statute of limitations relating to the action giving rise to the potential liability has expired.

         5.1. Representations and Warranties. Seller represents and warrants to the Purchaser as follows:

                  5.1.1. Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Venezuela has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the businesses conducted by it would make such qualification or licensing necessary.

                  5.1.2. Agreements Authorized and their Effect on Other Obligations. Seller has requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party have been authorized by all necessary corporate, shareholder and other action on the part of the Seller, and this Agreement and the other Transaction Documents to which the Seller is a party are the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and subject to normal equitable principles. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the charter or bylaws (or other organizational documents) of the Seller,
         (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Seller is a party or by which the Seller or its properties are bound; or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator, or other governmental authority to which the Seller or any of its properties are subject.

                  5.1.3. Subsidiaries. The Seller does not have any subsidiary corporations or any interest in any other organization, incorporated or unincorporated, partnership or any other entity of any type.

          5.1.4. Contracts. Schedule 2.1.3 hereto sets forth a true, complete and accurate list of all Material Contracts of the Seller, including leases under which the Seller is lessor or lessee, which relate to the Assets or the Business and are to be performed in whole or in part after the date hereof. All of the Material Contracts are in full force and effect, and constitute valid and binding obligations of the Seller. The Seller is not, and to Seller's knowledge, no other party to any of the Material Contracts is, in Material default thereunder, and no event has occurred that (with or without notice, lapse of time, or the happening of any other event) would constitute a Material default thereunder.

          5.1.5. Title to and Condition of Assets. The Seller has good title to all of the Assets, free and clear of any Encumbrances. The Seller will transfer good title to the Assets and the Purchaser will acquire such good title upon consummation of the transactions contemplated hereby. All of the Assets are in a state of good operating condition and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations. All of the Assets Materially conform to all applicable laws governing their use. No notice of any violation of any law, statute, ordinance, or regulation relating to any of the Assets has been received by the Seller, except such as have been complied with in all Material respects.

          5.1.6. Intellectual Property. Schedule 2.1.4 hereto sets forth a true, complete and accurate list of all of the Intellectual Property. Except as set forth on Schedule 2.1.4, (i) the Intellectual Property is owned or licensed by the Seller free and clear of any Encumbrances; (ii) the Seller has not granted to any other person any license to use any Intellectual Property; and (iii) the Seller has not received any notice of infringement, misappropriation, or conflict with the intellectual property rights of others in connection with the use by the Seller of the Intellectual Property.

          5.1.7. Licenses and Permits. Schedule 2.1.6 hereto sets forth a true, complete and accurate list of all of the Licenses and Permits. Except as set forth on Schedule 5.1.7, each of the Licenses and Permits and the Seller's rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by the Seller subject to administrative powers of regulatory agencies having jurisdiction. Except as set forth on Schedule 5.1.7, the Seller is in Material compliance with the terms of each of the Licenses and Permits. None of the Licenses and Permits have been, or to the knowledge of the Seller, are threatened to be, revoked, canceled, suspended or modified. Upon consummation of the transactions contemplated hereby, all of the Licenses and Permits that are assignable without the consent of any governmental or other agency shall be assigned to the Purchaser.

          5.1.8. Financial Statements. The Seller has delivered to the Purchaser copies of the Seller's unaudited balance sheet as of October 31, 1998 and related statements of income and shareholders' equity as of and for the eight months ended October 31, 1998 (collectively, the "Financial Statements"), copies of which are attached hereto as Schedule 5.1.8. The Financial Statements are true, correct and complete in all Material respects and present fairly and fully the financial condition of the Seller as of the dates and for the periods indicated thereon, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein. The accounts receivable reflected on the Financial Statements, or which have been thereafter acquired by the Seller, have been collected or are collectible at the aggregate recorded amounts thereof less applicable reserves, which reserves are adequate.

        5.1.9. Recognized Billings and Costs. The Contract Values, Recognized Billings, Recognized Costs and the status of each Project set forth in the Job Summary Schedule will be true, correct and complete in all Material respects as of the date thereof and present fairly and fully such information regarding each Project, and have been prepared in accordance with Seller's customary accounting procedures.

         5.1.10. Additional Information. Attached as Schedule 5.1.10.1 through and including Schedule 5.1.10.12, which, expect for omissions and inaccuracies that are not, in the aggregate, Material to the Business, are true, complete and correct lists of the following items:

                   5.1.10.1. Receivables. All accounts and notes receivable of the Seller as of October 31, 1998, together with (i) an appropriate invoice date and due date aging schedule; (ii) the amounts provided for as an allowance for bad debts; (iii) the identity and location of any asset in which the Seller holds a security interest to secure payment of the underlying indebtedness; and (iv) a description of the nature and amount of any Encumbrances on such accounts and notes receivable;

                   5.1.10.2. Payables. All accounts and notes payable of the Seller as of October 31, 1998, together with an appropriate aging schedule;

                   5.1.10.3. Bank Accounts. The name of each bank in which the Seller has an account, the names of all persons authorized to draw thereon, the account balances and the account numbers of each such account;

                   5.1.10.4. Employee Agreements. Any collective bargaining agreements of the Seller with employees, including amendments, supplements, and written understandings, and all written employment, compensation or consulting agreements, of the Seller with any person;

                   5.1.10.5. Employees. All employees, their positions with the Company and their compensation (including bonus);

                   5.1.10.6. Promissory Notes and Indebtedness. All long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements and any other agreements of the Seller relating thereto or with respect to collateral securing the same;

                   5.1.10.7. Guaranties. All indebtedness, liabilities and commitments of others and as to which the Seller is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party.

                   5.1.10.8. Other Assets. Schedules 2.1.1, 2.1.2, 2.1.3,
         2.1.4, 2.1.5 and 2.1.6 are true complete and correct listings of the Real Property, Machinery and Equipment, Contracts and Leased Properties, Intellectual Property, Inventory and Supplies, and Licenses and Permits of the Company, except to the extent of inaccuracies that are not Material to the assets of the Business.

         5.1.11. Absence of Certain Changes and Events. Other than as a result of the transactions contemplated by this Agreement or as set forth on Schedule 5.1.11, since October 31, 1998, there has not been:

          5.1.11.1. Financial Change. Any material adverse change in the Assets, the Business or the financial condition, operations, liabilities or prospects of the Seller;

          5.1.11.2. Property Damage. Any material damage, destruction, or loss to any of the Assets or the Business (whether or not covered by insurance);

          5.1.11.3. Waiver. Any waiver or release of a material right of or claim held by the Seller;

          5.1.11.4. Change in Assets. Any acquisition, disposition, transfer, dividend, encumbrance, mortgage, pledge or other encumbrance of any asset of the Seller other than in the ordinary course of business.

          5.1.11.6. Employment Arrangements. Any change in the duration or level of compensation, bonus or severance payable under any employment or contract arrangement with the Seller (whether by amendment to any existing arrangement or by the entering into a new arrangement) outside of the ordinary course of business; or

          5.1.11.7. Other Material Changes. Any other event or condition known to either the Seller that would or may have a Material adverse effect on the Seller, the Assets or the Business.

     5.1.12. Assets. The Assets constitute all of the assets used by Seller to conduct the Business as historically conducted by the Seller.

     5.1.13. Environmental Matters. Except as set forth on Schedule 5.1.13, none of the current or past operations of the Business or any of the Assets is being or has been conducted or used in such a manner as to constitute a Material violation of any Environmental Law. The Seller has not received any written notice from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to violations of any Environmental Law or regarding any claims for remedial obligations or contribution for removal costs or damages under any Environmental Law, which, in the aggregate, would have a Material adverse effect on the Business or operations of the Assets. There are no writs, injunction decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the knowledge of the Seller, threatened, relating to the ownership, use, maintenance or operation of the Assets or the conduct of the Business, nor, to the knowledge of the Seller, is there any basis for any of the foregoing. Schedule 5.1.13 contains a list of all reports and environmental assessments that the Seller has received with respect to any property owned, operated or leased by the Seller, and the Seller has provided copies of such reports and environmental assessments to the Purchaser. Except as set forth on
Schedule 5.1.13, the Seller has no liability at any third party site as a result of disposing or arranging for the disposal of Hazardous Materials.

     5.1.14. Employee Benefit Plans; Labor Issues. The Seller will deliver to the Purchaser copies of the Employee Plans and any other health, dental and life insurance plans, bonus, deferred compensation, pension, profit sharing and retirement plans and all other employee benefit plans, programs or arrangements providing benefits for employees of the Seller (the "Benefit Plans").

         5.1.15. Necessary Consents. As of the Closing Date, the Seller will have obtained and delivered to the Purchaser all consents required to be obtained from any governmental authority or from any other third party necessary for the Seller to consummate the transactions contemplated hereby.

         5.1.16. Investigations, Litigation. No investigation or review by any governmental entity with respect to the Seller or any of the transactions contemplated by this Agreement is pending or, to the knowledge of the Seller, threatened, nor has any governmental entity indicated to the Seller an intention to conduct the same. Except as disclosed on Schedule 5.1.16, there is no material suit, action, or legal, administrative, arbitration or other proceeding, or governmental investigation pending to which the Seller is a party or, to the knowledge of the Seller, might become a party.

                  5.1.17. Transactions with Management. Except as set forth on
         Schedule 5.1.17, the Seller is not a party to any contract, lease or agreement with any of the officers or directors of the Seller.

                  5.1.18. Compliance with Other Laws. The Seller is not in Material violation of or in material default with respect to, or in alleged violation of or alleged default with respect to OSHA, or any applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any Material report required to be filed with any governmental commission, board, bureau, agency or instrumentality except for such defaults or violations that will not have a Material adverse effect on the Assets or the Business.

                  5.1.19. Finder's Fee. Except as set forth on Schedule 5.1.19, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller and its counsel directly with Purchaser and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the Parties hereto for a brokerage commission, finder's fee or any similar payment.

6.       PURCHASER'S REPRESENTATIONS AND WARRANTIES

         6.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Texas, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

         6.2. Agreement Authorized and its Effect on Other Obligations. The Purchaser has requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party have been authorized by all necessary corporate, shareholder and other action on the part of the Purchaser, and this Agreement and the other Transaction Documents to which the Purchaser is a party are the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting rights of creditors generally and subject to normal equitable principles. The execution, delivery and performance of this Agreement and the other Transactions Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the charter or bylaws (or other organizational documents) of the Purchaser, (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Purchaser is a party or by which the Purchaser or its properties are bound; or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator, or other governmental authority to which the Purchaser or any of its properties are subject.

     6.3. Necessary Consents. As of the Closing Date, the Purchaser will have obtained and delivered to the Seller all consents required to be obtained from any governmental authority or from any other third party necessary for the Purchaser to consummate the transactions contemplated hereby.

     6.4. Investigations. No investigation or review by any governmental entity with respect to the Purchaser or any of the transactions contemplated by this Agreement is pending, or to knowledge of Purchaser, threatened, nor has any governmental entity indicated to Purchaser an intention to conduct the same.

     6.5. Finder's Fee. Except as set forth on Schedule 6.5, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser and its counsel directly with the Seller and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the Parties hereto for brokerage commission, finder's fee or any similar payment.

7. SELLER'S COVENANTS

     7.1. Seller ~ Covenants. In addition to those covenants of Seller in
Section 4 above, Seller covenants as follows:

          7.1.1. Employees.

               7.1.1.1. Liability for Retention Bonuses. The Seller acknowledges that payment of any applicable retention bonuses to induce certain employees to remain employed by the Business for a specified period of time following the Closing Date is the obligation of the Seller or its affiliates, and payment of retention bonuses will not be a liability of the Purchaser under any circumstances.

               7.1.1.2. Non-Solicitation of Employees. Except for those individuals listed on Schedule 7.1.1.2, if Purchaser extends an offer of employment to a Seller employee pursuant to Section 8.1.1 below, Seller and Seller's affiliates shall not make a competing offer of employment in any capacity to such employee for one year following the Closing Date and will waive any non-competition or other employment contract obligation that might otherwise restrict the employee's ability to be employed by Purchaser; provided, that nothing shall prevent Seller from offering employment to any present Seller employee who is not offered employment by Purchaser or whose employment with Purchaser is terminated by Purchaser.

                           7.1.13. Medical Insurance. Seller shall arrange for
                  the benefits administration company currently coordinating the medical benefits coverage for the Seller's employees to offer to provide, at the expense of the Purchaser, continuation of benefits, at Seller's existing pricing terms and conditions, as of and after the Closing.

                  7.1.2. Name Change. Within 30 days following the Closing Date, Seller shall apply to the appropriate governmental authorities to change its corporate name to a name that is different from "P.W. Stephens Residential, Inc."

                  7.1.3. Covenant Against Competition. For a period of five years following the Closing Date, Seller will not directly or indirectly through any affiliate or subcontractor, (i) engage in any manner in a business which is the equivalent of, or is competitive with, the products and services of the Purchaser, within the United States or any foreign country (a "Competing Business"), (ii) assist any other person in engaging in a Competing Business or (iii) solicit or contact any customer, supplier, employee or other person with a business relationship with the Purchaser to influence such person or entity to alter in any manner its or his relationship with the Purchaser. If at the time of enforcement of this Section 7.1.3, a court of competent jurisdiction should hold that the restrictions herein are unreasonable under the circumstances then existing, the Parties agree that the maximum duration, scope or geographical area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

                  7.1.4. Further Assurances. To the extent any Licenses and Permits are not transferable, the Seller will use its reasonable best efforts to assist the Purchaser in obtaining newly issued Licenses and Permits before the Closing Date.

                  7.1.5. Insurance, Performance Bonds and Guaranties. The
         Seller will use its reasonable best efforts to keep in place, at Purchaser's expense, all insurance policies, performance bonds and guarantees maintained by, or for the benefit of, the Seller and listed on Schedule 7.1.5 until the earlier of (i) the expiration of such insurance policies, performance bonds and guaranties; (ii) until the Purchaser has obtained substitute insurance policies, performance bonds or guaranties; or (iii) six months after the Closing. The Purchaser shall indemnify the Seller against any liabilities incurred by the Seller under such performance bonds and guarantees listed on Schedule 7.1.5, and shall provide to the Seller backup guarantees, performance bonds or other sources of security reasonably acceptable to the Seller to secure the Purchaser's obligations pursuant to this Section 7.1.5.

8.       PURCHASER'S COVENANTS

         8.1 Purchaser's Covenants. In addition to those covenants of Purchaser in Section 4 above, Purchaser covenants as follows:

             8.1.1. Employees. On the Closing Date, Purchaser shall offer employment to each of Seller's employees.

             8.1.2. Bulk Sales Requirements. Purchaser hereby waives compliance by Seller with any bulk sales notice requirements under applicable law, and Seller shall indemnify and hold Purchaser harmless from any and all losses, liabilities, claims and expenses incurred by Purchaser as a result of Seller's failure to comply with such requirements.

          8.1.3. Closing of Seller's Books. Within 60 days of the Closing Date, Purchaser shall close the books of the Business as of the Closing Date, consistent with the Seller's past practice, and shall supply Seller with a copy of the closing documents.

          8.1.4. Full Access. On and after the Closing Date, representatives of Seller shall have, upon reasonable notice, and for reasonable business purposes (such as defense of litigation, response to inquiries from tax and regulatory authorities, etc.), access at reasonable times during normal business hours to the premises, senior management and employees, books, records, contacts, and documents of Purchaser relating to the Business, Assets, or any other liability or obligation that is not an Assumed Liability; provided, however, that the representatives of Seller shall comply with all security procedures and requirements of Purchaser with respect to such premises, books, records, contracts, tax matters, and documents, and that any such activities shall be conducted in a manner that does not unreasonably interfere with Purchaser's operations.

9. PRE-CLOSING COVENANTS

     9.1. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

          9.1.1. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 10 and Section 11 below).

          9.1.2. Agreements of the Seller. Except as expressly contemplated elsewhere in this Agreement, the Seller agrees that from the date hereof until the Closing Date, the Seller will:

               9.1.2.1. Maintenance of Present Business. Operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with customers, suppliers, jobbers, distributors and others having business dealings with it;

               9.1.2.2. Maintenance of Properties. At its expense, consistently with historic practices, maintain all of its property and Assets in customary repair, order and condition, reasonable wear and tear excepted;

               9.1.2.3. Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with its customary accounting principles applied on a consistent basis;

               9.1.2.4. Compliance with Law. Comply with all laws applicable and Material to the conduct of its business;

                           9.1.2.5. Prohibition of Certain Contracts and
                  Liabilities. Except for orders made and contracts entered into in the ordinary course of business, not enter into any contracts, enter into a commitment for expenditures or incur any liability, in each case exceeding $5,000, unless approved in writing by the Purchaser, which involve the payment of more than $5,000 each;

                           9.1.2.6. Prohibition of Loans. Not incur any
                  obligations for borrowed money, except for loans in the ordinary course of business;

                           9.1.2.7. Disposal of Assets. Not sell, dispose of, or
                  encumber any property or assets, except in the ordinary course of business;

                           9.1.2.8. Maintenance of Insurance. Maintain insurance
                  upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is not less than that presently carried by it;

                           9.1.2.9. No Amendments to Charter Documents and
                  Related Matters. Not amend its charter documents, or merge or consolidate with or into any person, change in any manner the rights of its capital stock or the character of its business;

                           9.1.2.10. Prohibition on Dividends. Not declare any
                  dividend on shares of its capital stock or make any other non-cash distribution of assets to the holders thereof;

                           9.1.2.11. Acquisition Proposals. Not directly or
                  indirectly (i) solicit, initiate or encourage any inquiry or Acquisition Proposal from any person or (ii) participate in any discussions or negotiations regarding, or furnish to any person other than Purchaser or its representatives any information with respect to, or otherwise facilitate or encourage any Acquisition Proposal by any other person. The Seller shall promptly communicate to Purchaser the terms of any such written Acquisition Proposal that it may receive or any written or oral inquiries made to Seller or any of its directors, officers, representatives or agents.

                  9.1.3. Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Purchaser reasonably may request in connection with the matters referred to in Section 5.1.15. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 5.1.15 and 6.3.

                  9.1.4. Full Access. The Seller will permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Seller and the Business.

                  9.1.5. Notice of Developments.

                         9.1.5.1. The Seller may, by written notice to
                  Purchaser elect, at any time before Closing, to update any of the Schedules to this Agreement. Unless the Purchaser has the right to terminate this Agreement pursuant to Section 12.1.2 below by reason of the update


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
                  and exercises that right within the period referred to in
                  Section 12.12 below, the written notice pursuant to this
                  Section 9.1.5.1 will be deemed to have amended the affected Schedule(s) to have qualified the representations and warranties contained in Section 5 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed.

                           9.1.5.2. Each Party will give prompt written notice
                  to the other Party of any act, omission, event or occurrence, other than a Seller update described in Section 9.1.5.1, above, causing a breach of any of its own representations and warranties contained in this Agreement. No disclosure by any Party pursuant to this Section 9.1.5.2, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach of warranty.

10. SELLER'S CONDITIONS PRECEDENT TO CLOSING

                  10.1 Seller's Obligation. Seller's obligation to enter into and complete the Closing is subject to the fulfillment on or before the Closing Date of each of the following conditions. Seller may waive any or all of these conditions, in whole or in part, at Seller's sole option.

                           10.1.1. Representations, Warranties and Covenants.
                  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Closing Date. Purchaser shall have performed and complied in all Material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date. Purchaser shall have delivered to Seller a certificate, in form reasonably satisfactory to Seller, dated as of the Closing Date and signed by a duly authorized officer of Purchaser, to the foregoing effect.

                           10.1.2. Consents. All governmental and third party
                  consents, approvals and waivers, if any, required for the consummation of the Acquisition shall have been received.

                           10.1.3. No Material Litigation. No suit, action, or
                  other proceeding shall be pending, or to Seller's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or provide other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                           10.1.4. Corporate Action. Seller shall have received:

                                    10.1.4.1. Board Resolutions. A copy of the
                           resolution or resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a Party, certified by its Secretary;

                                    10.1.4.2. Secretary's Certificate. A
                           certificate of the Secretary of Purchaser, in form reasonably satisfactory to Seller, certifying the incumbency and signature of the officers of Purchaser executing this Agreement and the other Transaction Documents to which the Purchaser is a Party, and stating that the foregoing resolutions remain in effect and unaltered; and

11. PURCHASER'S CONDITIONS PRECEDENT TO CLOSING

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
         11.1. Purchaser's Obligation. Purchaser's obligation to enter into and complete the Closing is subject to the fulfillment on or before the Closing Date of each of the following conditions. Purchaser may waive any or all of these conditions, in whole or in part, at Purchaser's sole option.

                  11.1.1. Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all Material respects as of the Closing Date. Seller shall have performed and complied in all Material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing Date. Seller shall have delivered to Purchaser a certificate in form reasonably satisfactory to Purchaser, dated as of the Closing Date and signed by duly authorized officers of Seller, to the foregoing effect.

                  11.1.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to the Purchaser's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  11.1.3. Consents. All governmental and third party consents, approvals and waivers, if any, required for the consummation of the Acquisition shall have been received.

                  11.1.4. Corporate Action. Purchaser shall have received:

                          11.1.4.1. Board Resolutions. A copy of the resolution or resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, certified by its Secretary;

                          11.1.4.2. Secretary's Certificate. Certificate of the Secretary of Seller, in form reasonably satisfactory to Purchaser, certifying the incumbency and signature of the officers of Seller executing this Agreement and the other Transaction Documents to which Seller is a party, and stating that the foregoing resolutions remain in effect and unaltered; and

                  11.1.5. Transfer Documents.

                          11.1.5.1. Bill of Sale and Deeds. Seller shall have executed and delivered to Purchaser on the Closing Date the items specified in Sections 2.8.1, 2.8.2 and 2.8.3.

                          11.1.5.2. Assignments of Contracts and Licenses and Permits. All of the Contracts and Licenses and Permits that are assignable as of the Closing Date shall have been validly assigned to the Purchaser without the consent of any other Party thereto other than consents that have been obtained as of the Closing Date.

                  11.1.6. Title Insurance/Surveys. Purchaser shall have received from a title company and surveyor:

                          11.1.6.1. Title Policy. With respect to the Real Property the Title Policy, in form reasonably acceptable to Purchaser, at standard rates, together with copies of all documents



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
                  affecting title; and

                           11.1.6.2. Survey. A survey of the Real Property
                  certified to Purchaser and the title insurance company issuing the Policy in a manner reasonably acceptable to Purchaser and such title company.

                  11.1.7. Additional Agreements. The following additional agreements shall have been executed and delivered:

                          11.1.7.1. Employment Agreements. Purchaser and the other parties thereto shall have entered into the Employment Agreements.

                          11.1.7.2. Assignment of Indemnities. The indemnities under the contracts and agreements listed on Schedule 11.1.7.2 currently running to the Seller or its affiliates shall be effectively assigned to the Purchaser in such a fashion that the Purchaser will have the full benefits thereof.

                          11.1.8. Completion of Due Diligence. The Purchaser shall have completed and have been satisfied with the results of its due diligence review of the Seller's Assets and the Business.

                          11.1.9. Opinion of Counsel. The Purchaser shall have received from counsel to the Seller an opinion in form and substance reasonably satisfactory to Purchaser and its counsel, addressed to the Purchaser, and dated as of the Closing Date.

12.      TERMINATION

         12.1 Termination of Agreement. Either of the Parties may terminate this Agreement as provided below:

                  12.1.1. By Mutual Consent. The Purchaser and the Seller may terminate this Agreement by mutual written consent at any time before the Closing.

                  12.1.2. By Purchaser Due to Material Adverse Effect. The Purchaser may terminate this Agreement by giving written notice to the Seller at any time before the Closing if (i) the Seller has within the then previous 10 days given the Purchaser any notice updating the Schedules to this Agreement pursuant to Section 9.1.5.1 above and (ii) the development that is the subject of the notice has had a Material adverse effect upon the financial condition of the Business or Assets taken as a whole.

                  12.1.3. By Purchase Due to Breach of Representation or Warranty. The Purchaser may terminate this Agreement by giving written notice to the Seller at any time before the Closing if the Seller has breached any representation, warranty or covenant contained in this Agreement in any Material respect.

                  12.1.4. By Purchaser Due to Failure to Close Before December 31, 1998. The Purchaser may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before December 3, 1998, by reason of the failure of any condition precedent under Section 11 hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement).

                  12.1.5. By Seller Due to Breach of Representation or Warranty. The Seller may terminate this Agreement by giving written notice to the Purchaser at any time before the Closing if the Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect.

                  12.1.6. By Seller Due to Failure to Close Before December __ 1998. The seller may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before December __ 1998, by reason of the failure of any condition precedent under Section 10 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         12.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 12.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring before such termination.

13. ACTIONS AT CLOSING

         13.1. Actions to be Taken by Seller at the Closing. Seller shall deliver the items specified for delivery by Seller in Sections 11.1.1, 11.1.3, 11.1.4, 11.1.5, 11.1.6, 11.1.7 and 11.1.9 above, unless delivery has been waived by Purchaser.

         13.2. Action to be Taken by Purchaser at the Closing. Purchaser will take the following actions at the Closing:

                  13.2.1. Purchaser shall deliver the items specified for delivery by Purchaser in Sections 10.1.1, 10.1.4 and 10.1.5 above, unless delivery has been waived by Seller.

                  13.2.2. Purchaser shall pay the consideration specified for payment at Closing in Section 2.3 above.

14. MISCELLANEOUS

         14.1. Publicity. Seller and Purchaser shall consult in advance on the form, timing and contents of any publicity, announcement or disclosure with respect to the Acquisition, whether to the financial community, governmental authorities, the public generally or otherwise. Seller and Purchaser shall issue, at a mutually acceptable date, a joint press release announcing the change in ownership of the Assets.

         14.2. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be addressed as follows and delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, or by a nationally recognized overnight courier service marked for overnight delivery. Any such notice shall be deemed received when so delivered personally; or when sent by facsimile transmission (with immediate confirmation thereafter); or, if mailed, upon receipt as confirmed by written receipt; or, if sent by overnight courier marked for overnight delivery, upon receipt.

          If to Purchaser, to:          Brian Barber
                                        American Temporary Sanitation, Inc.
                                        17 Reardon Road
                                        Queensbury, NY 12804



          If to Seller, to:
                                        P.W. Stephens Residential, Inc.
                                        15201 Pipeline Lane, Suite B
                                        Huntington Beach, CA 92649


     Any of the entities referred to above may, by notice given in accordance with this Section 14.3 to the other entities, designate another address or person for receipt of notices hereunder.

     14.3. Assignment. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto their respective successors and permitted assigns. This Agreement may not be assigned or transferred in whole or in part by either party hereto without the prior written consent of the other party, and any attempt to assign or transfer this Agreement or any part of either in violation of this Section 14.3 shall be void and of no effect.

     14.4. Expenses. Each of the parties hereto shall be responsible for and shall pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated herein, including without limitation all legal fees and other expenses incident to the negotiation, preparation and execution of this Agreement.

     14.5. Controlling Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of California, without regard to the conflict of laws principles of that state or any other jurisdiction. Judicial proceedings arising from or relating to this Agreement shall only be instituted in the courts of the State of California and the courts of the United States located in California. The Parties irrevocably consent to the personal jurisdiction of the courts of State of California and the Courts of the United States located in California and waive all defenses to jurisdiction and objections to the propriety or convenience of these courts that they may have.

     14.6. Entire Agreement. This Agreement, the exhibits and schedules hereto, constitute the entire Agreement and understanding of the parties relating to the subject matter hereof, and shall supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof, including without limitation any Letter of Intent that may have been entered into by either Party or their agents.

         14.7. Modification, Waiver. No waiver, acquiescence or forbearance by either party hereto of any breach or default this Agreement, and no course of conduct or dealings between the parties that varies from the terms and conditions of this Agreement, shall: (i) be deemed a waiver as to any subsequent and/or similar breach or default by either Party; or, (ii) constitute or be deemed a modification of this Agreement; or, (iii) affect the rights or obligations of the Parties under this Agreement in any way. This Agreement cannot be modified except by a writing executed by both parties and this Section
4.8 cannot be orally modified or waived.

         14.8. Severability. If any term, provision, covenant or restrictions of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties hereto stipulate and declare to be their intention that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, void or unenforceable.

         14.9. Captions. Captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section or paragraph hereof.

         14.10. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

         14.11. Headings. All headings in this Agreement, including the exhibits and schedules, have been inserted for convenience only and shall not affect the interpretation of any provision hereof.

         14.12. Mutual Negotiations. This Agreement, including the exhibits and schedules, has been arrived at through the mutual negotiation of the parties. Accordingly, no provision shall be construed against one party or in favor of another party merely because one party or the other drafted the provision.

         14.13. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first set forth above.

                                       "SELLER"
                                       P.W. STEPHENS, RESIDENTIAL, INC.


                                       By: /s/ [ILLEGIBLE]
                                          -------------------------------------
                                          Authorized Agent




                                       "BUYER"
                                       AMERICAN TEMPORARY SANITATION, INC.


                                       By: /s/ BRYAN R. BARBER, PRESIDENT
                                          -------------------------------------
                                          Authorized Agent